UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 20, 2011

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 20, 2011, Echo Therapeutics, Inc. (the “Company”) and Patrick T. Mooney, its Chief Executive Officer, entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Harry G. Mitchell in order to allow the Company’s senior management team to focus its full attention on product development and business operations.

Mr. Mitchell and the Company were parties to an Employment Agreement, dated September 14, 2007 (the “Employment Agreement”) pursuant to which Mr. Mitchell served as the Company’s Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”).  Mr. Mitchell and Echo executed an Amendment to the Employment Agreement (the “Amendment”) dated May 13, 2011which provided that Mr. Mitchell would no longer be CFO of the Company, but would remain COO.  On June 13, 2011, Mr. Mitchell submitted a written Notice of Resignation (the “Resignation Notice”) as CFO and COO of the Company in which he asserted that his resignation was for Good Reason as defined in Section 4.4(d) of the Employment Agreement and that, as a result, he was entitled to certain severance benefits.

Mr. Mitchell had relinquished his CFO title pursuant to the Amendment; therefore, the Company denied that Mr. Mitchell’s resignation was for Good Reason and did not pay Mr. Mitchell the severance benefits he requested in the Resignation Notice.  On August 25, 2011, Mr. Mitchell filed a complaint in the Norfolk County Superior Court in Massachusetts against the Company and Dr. Mooney (the “Complaint”), claiming, among other things, that he resigned for Good Reason and was entitled to certain benefits and also to certain payments under state wage payment statutes.  Echo responded to the complaint by serving a partial motion to dismiss.

The Settlement Agreement contains no admission of liability or wrongdoing by the Company, Dr. Mooney or any of the released parties.  Pursuant to the Settlement Agreement, Mr. Mitchell agreed to dismiss the Complaint with prejudice and he fully and finally released all claims known and unknown, foreseen and unforeseen, which he had against the Company, Dr. Mooney and other released parties through the date of the Agreement.

In accordance with Settlement Agreement, the Company agreed to (i) pay Mr. Mitchell a settlement payment in the gross amount of $125,000.00 (the “Settlement Payment”) to be paid in installments over a three month period, (ii) pay Mr. Mitchell’s full monthly COBRA premium for the period of six months, and (iii) fully vest 100,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) held by Mr. Mitchell.  Mr. Mitchell may not sell the Shares before April 1, 2012, and he is prohibited from selling more than 5,000 Shares per day until the earlier to occur of (i) the date on which all of the Shares are sold or (ii) the date of a Change in Control (as defined in Section 4.5(f) of the Employment Agreement).

The foregoing description of the Agreement and the transactions contemplated therein and thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: December 27, 2011	By: /s/ Patrick T. Mooney
Patrick T. Mooney
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement between the Company, Harry G. Mitchell and Patrick T. Mooney dated December 20, 2011.